Exhibit 99.1

Nutrisystem announces the appointment of Chris Terrill to Chief Marketing Officer

Horsham, Pa, June 26, 2009, - Nutrisystem, Inc. (NASDAQ: NTRI), a leading provider of weight management products and services, today announced the appointment of Chris Terrill to the post of Chief Marketing Officer, effective immediately. Chris Terrill succeeds Monica Woo, Executive Vice President of eCommerce & Chief Marketing Officer, who is leaving the company in mid-August to pursue other entrepreneurial opportunities.

Mr. Terrill previously headed up the company's eCommerce efforts where he oversaw the complete redesign of the company's web platform. Prior to joining Nutrisystem, Chris was Vice President of Product and Marketing at Blockbuster.com, the online division of Blockbuster Inc.  At Blockbuster.com, he oversaw the development of the online brand, managed online and offline marketing channels and was responsible for the management and development of the website. Additionally, Chris spent six years with Match.com where he held a variety of senior level positions and was responsible for the creation and launch of Chemistry.com, a leading premium online relationship service.

CEO Joe Redling commented, "Under Chris Terrill's leadership the web has become our primary engine generating close to 80% of our overall transactions. Just recently we were ranked #1 in the food/drug category by Internet Retailer and ranked #46 overall of the top 500 eCommerce companies.  Chris will now lead an integrated effort across all our channels to build the Nutrisystem brand and continue to innovate and improve our overall performance and efficiency. Even though Monica's tenure was short, she has made valuable contributions to the business, including the successful launch of our weight loss solution for people with diabetes-- Nutrisystem D. We wish her the best in her new endeavors. Fortunately, we have tremendous depth in the marketing area and I believe Chris Terrill is perfectly suited to lead Nutrisystem into the next chapter."

About Nutrisystem, Inc.
Nutrisystem, Inc. (NASDAQ: NTRI) is a leading provider of weight management products and services.  Nutrisystem is sold direct to the consumer through nutrisystem.com for convenient home delivery. The company offers proven nutritionally balanced weight-loss programs designed for women, men, and seniors, as well as the new clinically tested Nutrisystem D plan, formulated specifically to help people with type 2 diabetes lose weight. The Nutrisystem program is based on 35 years of nutrition research and offers a variety of great tasting, satisfying high-fiber, heart healthy, good carbohydrate meals that are low on the Glycemic Index and contain zero trans fats. Nutrisystem is hundreds of dollars cheaper than other weight loss programs, based on an independent study by National Business Research Institute (October 2008). The program has no membership fees and provides 24/7 weight management support by trained weight loss coaches and online weight management tools free of charge. Nutrisystem is the #1 online retailer in the Food and Drug category and #46 out of the top 500 online retailers overall based on 2008 online sales as ranked by Internet Retailer Magazine.

Contact:
Cindy Warner Investor Relations Nutrisystem, Inc. Tel: 215-346-8136 Email: IR@nutrisystem.com	Susan McGowan Public Relations Nutrisystem, Inc. Tel: 215-706-5392 Email: Inquire@nutrisystem.com